Exhibit 4.30

DEED OF CONSENT AND AMENDMENT TO NOTE INSTRUMENT

THIS DEED is dated 24 November 2020 (such date being the “Effective Date”)

BETWEEN:

(1)

MEREO BIOPHARMA GROUP PLC, a public limited company incorporated in England and Wales with company number 04206001 whose registered office is at 4th Floor, One Cavendish Place, London, England W1G 0QF (the “Company”); and

(2)	NOVARTIS PHARMA AG, a company incorporated and registered in Switzerland whose registetered office is at Postfach, 4002 Basel Switzerland (“Novartis”).

WHEREAS

(A)

The Company adopted a convertible loan note instrument on 10 February 2020 a copy of which is appended hereto as Appendix 1 (the “Note Instrument”) constituting certain loan notes convertible into Ordinary Shares in the capital of the Company (the “Notes”).

(B)

The Company is intending to cancel the admission to trading of its Ordinary Shares on the Alternative Investment Market (“AIM”) operated by the London Stock Exchange, with effect from 18 December 2020 (the “Delisting”). Following the Delisting, the only listing maintained by the Company will be that of American depositary receipts on NASDAQ, the tradeable entitlement representing American Depositary Shares (“ADSs”), each of which such ADS represents five Ordinary Shares of £0.003 in the capital of the Company.

(C)

In parallel to implementing the Delisting, the Company has made the decision to refinance its existing senior debt (provided by Silicon Valley Bank and Kreos Capital) with a new senior secured loan of up to USD 35,000,000 with a variable interest rate between 7.89% and 10% from Oxford Finance LLC) and is in the process of negotiating loan and security documentation with Oxford pursuant to which such facility shall be provided (the “Senior Loan Refinancing”).

(D)

The parties are entering into this Deed to (i) notify Novartis of the Senior Loan Refinancing and obtain Novartis’ consent thereto (nowithstanding that such consent is not expressly required pursuant to the terms of the Note Instrument); and (ii) amend certain additional terms of the Note Instrument to add a mechanism for delivery of ADSs to Novartis following a conversion of the Notes and remove provisions relating to AIM-listed status which will cease to be relevant after the Delisting.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

Terms defined in the Note Instrument shall have the same meanings as given therein when used in this Deed unless otherwise defined herein.

2.	AMENDMENTS AND CONSENT

2.1	A new definition of “ADS” shall be added to clause 1.1 of the Note Instrument as of the Effective Date, and read as follows:

ADS	means American Depositary Shares representing interests in the Ordinary Shares pursuant to a sponsored American Depositary Receipt facility with the Depositary

2.2 A new definition of “ADS Exchange Ratio” shall be added to clause 1.1 of the Note Instrument as of the Effective Date, and read as follows:

ADS Exchange Ratio	means the ratio applicable to the exchange of Ordinary Shares for ADSs from time to time, currently being a ratio of 5 Ordinary Shares for each ADS

2.3 A new definition of “Depositary” shall be added to clause 1.1 of the Note Instrument as of the Effective Date, and read as follows:

Depositary	means the Depositary engaged by the Company for the issuance and transfer of ADSs

2.4 A new definition of “Issuance and Delivery Instruction” shall be added to clause 1.1 of the Note Instrument as of the Effective Date, and read as follows:

Issuance and Delivery Instruction	means an issuance and delivery instruction in such form as notified from the Company to the Noteholder from time to time, the current form of which is attached hereto at Schedule 4

2.5	Paragraph 3 of Part 1 of Schedule 3 to the Note Instrument shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording:

3.1	The Conversion Notice shall set out, at a minimum:

(a) the principal amount of Notes to be converted;

(b) whether any accrued but unpaid interest on such principal amount is to be converted

(c) the Conversion Date; and

(d) whether the Ordinary Shares resulting from conversion are to be delivered as ADSs,

3.2

If and to the extent that the Ordinary Shares issued are to be delivered as ADSs, the Noteholder shall be required to deliver to the Company a completed Issuance and Delivery Instruction in the form set out in Schedule 4 (as such form may be amended from time to time by notice to the Noteholder) duly completed and executed by the Noteholder no later than 3 Business Days following service of the relevant Conversion Notice on the Company.

3.3

In the event of any failure by a Noteholder to deliver a duly completed Issuance and Delivery Instruction within such time period the Company shall disregard such Noteholder’s request Noteholder for delivery of the relevant Ordinary Shares as ADSs and shall issue the number of Ordinary Shares specified in the Conversion Notice to the Noteholder on the Conversion Date in accordance with paragraphs 1 to 5 of Part 2 of this Schedule 3.

2.6	Paragraph 3 of Part 2 of Schedule 3 to the Note Instrument shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording:

3.	The Conversion Shares shall be issued and allotted by the Company on the Conversion Date to:

(a) the Noteholder; or

(b) in the event that the Noteholder has required pursuant to paragraph 3.1 that the Ordinary Shares to be issued upon conversion are to be delivered as ADSs and delivered a duly completed Issuance and Delivery Instruction, and there is an effective registration statement covering the Ordinary Shares to be issued on such exercise, issued to, deposited with (and otherwise registered in the name of) the custodian (or its nominee) of the Depositary, and following such issuance and deposit the Company will direct the Depositary to issue an amount of ADSs via DTC (with such ADSs being eligible for listing on Nasdaq) in accordance with the corresponding Issuance and Delivery Instruction;

and in each case the certificates for such Ordinary Shares shall be dispatched to the persons entitled to them at their own risk.

2.7	Paragraph 5 of Part 2 of Schedule 3 to the Note Instrument shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording:

5.1

The entitlement of the Noteholder to a fraction of an Ordinary Share shall be rounded down to the nearest whole number of Ordinary Shares which result from the conversion of the Notes and any accrued interest (if applicable).

5.2

In the event that a Noteholder requires Ordinary Shares arising on conversion to be delivered as ADSs, the entitlement of such Noteholder to ADSs shall be calculated using the ADS Exchange Ratio. No fractional ADSs will be issued, and any fractional entitlements to an ADS shall be issued to the relevant Noteholder in the form of Ordinary Shares in accordance with Part 2 of this Schedule 3, rounded down to the nearest whole share.

2.8	A new Schedule 4 shall, as of the Effective Date, be added to the Note Instrument in the form attached hereto at Appendix 2.

2.9	By their execution of this Deed Novartis hereby grant consent to

2.9.1	the amendments to the Note Instrument included herein and the provisions of this Deed (including the transactions contemplated herein); and

2.9.2

the Senior Loan Refinancing (although such consent is not expressly required pursuant to the terms of the Note Instrument and is requested by the Company solely for the purposes of keeping Novartis appraised of the details of the Senior Loan Refinancing).

3.	MISCELLANEOUS

3.1	This Deed shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

3.2	This Deed may be executed in counterparts which together shall constitute one document.

Appendix 1

Note Instrument

Appendix 2

ADS Issuance and Delivery Instruction

[DATE]

Citibank, N.A., as Depositary

388 Greenwich Street

New York, New York 10013

Attn.: Mr. Brian M. Teitelbaum (brian.m.teitelbaum@citi.com)

With a copy simultaneously delivered to:

Citibank, N.A., London Branch

25 Canada Square

Canary Wharf

London E14 5LB, England

Attn.: UK Custody Settlements

Custody Team (uksettlements@citi.com)

Re: Issuance and Delivery Instruction - Mereo BioPharma Group plc (CUSIP No.: 589492107) – Deposit & Hold

Dear Sirs:

Reference is made to the Deposit Agreement, dated as of April 23, 2018, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales and its successors (the “Company”), Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

In accordance with the terms and subject to the limitations set forth in the Deposit Agreement, promptly following the Depositary’s receipt of confirmation from the Custodian that the Custodian has received a deposit of the number of Shares specified below made by the Company for the benefit of the undersigned holder thereof (the “Holder” and together with the Company, the “Undersigned”), the Undersigned hereby jointly instruct the Depositary, and the Depositary hereby agrees:

(i) to promptly accept for deposit the number of Shares and issue the number of ADSs as specified below:

Number of Shares deposited:	______________Shares

Number of ADSs (CUSIP No.: 589492107; each ADS representing five (5) Shares to be issued:

______________ADSs

and (ii) to promptly deliver such Program ADSs, as follows:

Name of DTC Participant to which the ADSs are to be delivered:

DTC Participant Account No.:

Account No. for recipient of ADSs at DTC Participant (f/b/o/ information):

Name on whose behalf the above number of ADSs are to be issued and delivered:

Contact person at DTC Participant:

Daytime telephone number of contact person at DTC:

The Company hereby confirms and certifies that (i) the registration statement on Form F-3 (File No. 333-239708) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 6, 2020, registers the resale of the above Shares represented by ADSs, such ADSs will be freely transferable following the issuance thereof by the Depositary, and there are no legal restrictions on subsequent transfers of the ADSs to be issued hereunder under the laws of England and Wales or the United States, (ii) the Registration Statement is effective under the Securities Act of 1933, as amended (the “Securities Act”), and (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission.

The Holder hereby represents and covenants to, and for the benefit of, the Depositary and Citibank, N.A.—London Branch (the “Custodian”), that (i) the Holder is not an “affiliate” of the Company as that term is defined in Rule 144 promulgated by the Commission under the Securities Act and has not been an affiliate at any time during the 90 days immediately preceding the date hereof, and (ii) all stamp duty taxes, including, without limitation, the U.K. Stamp Duty Reserve Tax (“SDRT”), will be paid in full and on a timely basis to the extent such taxes are payable in respect of the deposit of the Shares and the issuance and delivery of the ADSs as contemplated herein.

Each of the Holder and, to the extent it is not unlawful for the Company to do so under the applicable laws of England and Wales, the Company agrees to indemnify the Depositary and the Custodian for, and to hold the Depositary and the Custodian harmless against, all losses, liabilities, taxes, charges, penalties or expenses (including reasonable legal fees and disbursements), incurred by the Depositary and/or by the Custodian or to which the Depositary and/or the Custodian may become subject to and arising directly or indirectly from the failure by any person to pay (or discharge) any applicable stamp duty taxes, including, without limitation, SDRT, or any other similar duty or tax in connection with the deposit of the Shares and the issuance and delivery of the ADSs as contemplated herein, save to the extent that such losses, liabilities, taxes, charges, penalties or expenses are due to the negligence or bad faith of the Custodian or the Depositary.

[HOLDER]	MEREO BIOPHARMA GROUP PLC

By:	By:
Name:	Name:
Title:	Title:

IN WITNESS WHEREOF this agreement has been executed as a deed and delivered by the parties on the date first above written.

Executed and delivered as a DEED by MEREO BIOPHARMA GROUP PLC acting by DENISE SCOTS-KNIGHT, a director and CHARLES SERMON, its secretary	Director

Secretary

Executed and delivered as a DEED by NOVARTIS PHARMA AG acting by MARC CEULEMANS and MATT OWENS who, in accordance with the laws of Switzerland, are acting under the authority of the company	Authorised Signatory

Authorised Signatory